Filed Pursuant to Rule 424(b)(3)

Registration No. 333-293286

Up to 71,429 Class A Ordinary Shares

Fusion Fuel Green PLC

This prospectus relates to the offer and resale from time to time by the selling shareholder identified in “Selling Shareholder” on page 11 (the “Selling Shareholder”) of up to 71,429 Class A ordinary shares with a nominal value of $0.0035 each (“Class A Ordinary Shares”) of Fusion Fuel Green PLC, an Irish public limited company (the “Company,” “Fusion Fuel,” “we,” “us” or “our”). The Class A Ordinary Shares offered hereby consist of up to 71,429 Class A Ordinary Shares issuable upon exercise of a five-year Class A Ordinary Share Purchase Warrant (the “December 2025 Warrant Shares”), dated December 31, 2025 (the “December 2025 Warrant”), issued to Bevilacqua PLLC (“Bevilacqua”), pursuant to that certain supplement to engagement letter, dated as of December 31, 2025, between the Company and Bevilacqua (the “December 2025 Letter Agreement”), which provides that the December 2025 Warrant is consideration for the partial settlement of the Company’s obligation to pay Bevilacqua’s fees for the services provided for under the December 2025 Letter Agreement, and which provides that the Company shall register for resale the Class A Ordinary Shares issuable upon exercise of the December 2025 Warrant.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of 71,429 Class A Ordinary Shares (the “Registrable Securities”) by the Selling Shareholder. We may receive up to $62,857.52 in aggregate gross proceeds from the cash exercise of the December 2025 Warrant.

The Selling Shareholder may sell or otherwise dispose of the Class A Ordinary Shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Shareholder may sell or otherwise dispose of Class A Ordinary Shares pursuant to this prospectus.

The Selling Shareholder will pay the expenses of registering the resale of the Class A Ordinary Shares offered by this prospectus, and all selling and other expenses incurred by the Selling Shareholder. The Selling Shareholder may sell the Class A Ordinary Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution”. The prices at which the Selling Shareholder may sell shares will be determined by the prevailing market price for the Class A Ordinary Shares or in negotiated transactions.

The Class A Ordinary Shares are listed on The Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “HTOO”. The last reported sale price of the Class A Ordinary Shares on The Nasdaq Capital Market on February 11, 2026 was $3.40.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus, in any applicable prospectus supplement, and as described in certain of the documents we may incorporate by reference herein, for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 11, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the “SEC”) to register the Registrable Securities for resale by the Selling Shareholder who may, from time to time and subject to applicable limitations, if any, sell such securities. See “Plan of Distribution” for more information.

We may, from time to time, file one or more prospectus supplements, or, when appropriate, post-effective amendments, to update, add to, or otherwise modify the information in this prospectus. If a prospectus supplement or post-effective amendment conflicts with any statement in this prospectus, the newer document will control. We may also authorize one or more free writing prospectuses that provide additional material information about this offering. Accordingly, you should read this prospectus together with any prospectus supplement, any post-effective amendment, and any related free writing prospectus, and all information that we incorporate by reference or attach to those documents. See “Where You Can Find More Information; Documents Incorporated by Reference” for more information. You are also strongly urged to review carefully the matters discussed under “Risk Factors” in this prospectus, in each prospectus supplement, in any post-effective amendment, in any related free writing prospectus, and in any other documents that we incorporate by reference.

Neither we, nor the Selling Shareholder, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the Selling Shareholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Shareholder will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement or free writing prospectus is accurate only as of the date on its respective cover and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference or, in each case, any earlier date specified for such information, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing in this prospectus and in the documents we file with the SEC that are incorporated by reference into this prospectus.

For investors outside of the United States: Neither we nor the Selling Shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

We use various trademarks, trade names and service marks in our business. For convenience, we may not include the “℠”, “®” or “™” status symbols for these marks, but such omission is not meant to indicate that we would not protect our intellectual property rights to the fullest extent allowed by law. Any other trademarks, trade names or service marks referred to in this prospectus are the property of their respective owners.

We are responsible for the information contained in or incorporated by reference into this prospectus. This prospectus includes or incorporates by reference industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry or internal company surveys. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. The market and industry data used in or incorporated by reference into this prospectus involve risks and uncertainties that are subject to change based on various factors, including those discussed in or incorporated by reference into the section titled “Risk Factors”, any applicable prospectus supplement, and the documents incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in, or implied by, the estimates made by independent parties and by us. Furthermore, we cannot assure you that a third party using different methods to assemble, analyze or compute industry and market data would obtain the same results.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the Class A Ordinary Shares. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus and any applicable prospectus supplement and the other documents incorporated by reference into this prospectus. You should carefully read the entire prospectus and the other documents incorporated by reference into this prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, any applicable prospectus supplement, and documents referred to in “Where You Can Find More Information; Documents Incorporated by Reference,” before making an investment decision. Some of the statements in this prospectus and the other documents incorporated by reference into this prospectus are forward-looking statements. See the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Overview

Fusion Fuel is a leading provider of full-service energy engineering and advisory solutions, specializing in green hydrogen and industrial gas applications. Through its wholly-owned subsidiary Bright Hydrogen Solutions Ltd, its controlling interest in Al Shola Al Modea Gas Distribution LLC, and its majority-owned joint venture company, Biosteam Energy (Proprietary) Limited, Fusion Fuel offers a broad portfolio of services, including innovative engineering and advisory services enabling decarbonization across hard-to-abate industries, full-service industrial gas solutions, and biomass-powered industrial steam solutions. The Company serves a diverse customer base spanning commercial buildings, mixed-use developments, heavy industries, and food service sectors, while continuing to drive innovation in the renewable energy space. Fusion Fuel is committed to advancing the global energy transition by delivering sustainable, efficient, and reliable energy solutions.

For additional information about the Company, see Item 4. “Information on the Company” in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on May 9, 2025, which is incorporated by reference herein.

The Class A Ordinary Shares are traded on The Nasdaq Capital Market under the ticker symbol “HTOO”.

Issuance of December 2025 Warrant

Under the December 2025 Letter Agreement, the December 2025 Warrant was issued to Bevilacqua in consideration for the forgoing of the partial settlement of the Company’s obligation to pay Bevilacqua’s fees for the services provided for under the December 2025 Letter Agreement. See “December 2025 Letter Agreement and December 2025 Warrant” for more information.

Corporate Information

Our corporate address and registered office is located at 9 Pembroke Street Upper, Dublin D02 KR83, Ireland and our telephone number is +353 1 961 9350. We maintain websites at www.fusion-fuel.eu, www.qualityindustrialcorp.com and https://alsholagas.ae. Information available on our websites is not incorporated by reference in and is not deemed a part of this prospectus.

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The Offering

Class A Ordinary Shares offered by the Selling Shareholder:	Up to 71,429 Class A Ordinary Shares issuable upon exercise of the December 2025 Warrant, without giving effect to applicable limitations or restrictions on exercise.

Class A Ordinary Shares outstanding (as of February 5, 2026)(1)	2,345,718 Class A Ordinary Shares

Class A Ordinary Shares outstanding after giving effect to the issuance of the shares registered hereunder	2,417,147 Class A Ordinary Shares

Use of Proceeds:

We are registering the Registrable Securities pursuant to the December 2025 Letter Agreement and the resale registration provisions contained in the December 2025 Warrant. Accordingly, we are not selling any securities under this prospectus and will not receive any proceeds from the sale of any Registrable Securities. Notwithstanding the foregoing, we may receive proceeds upon any cash exercise of the December 2025 Warrant. If such warrant was exercised for cash in full at its exercise price on the date of this prospectus, we would receive aggregate gross proceeds of approximately $62,858. We intend to use such proceeds, if and when received, for working capital and general corporate purposes. See “Use of Proceeds” for more information.

Risk Factors:	Investing in the Class A Ordinary Shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus, and in the “Risk Factors” section in any applicable prospectus supplement, post-effective amendment, or free writing prospectus, if any, and any document incorporated by reference herein or therein, before deciding to purchase any Registrable Securities from the Selling Shareholder.

Trading market and symbol:	The Class A Ordinary Shares are listed on The Nasdaq Capital Market tier of Nasdaq under the symbol “HTOO”.

(1) The number of Class A Ordinary Shares outstanding is based on 2,345,718 Class A Ordinary Shares outstanding as of February 5, 2026, and excludes the following securities as of such date:

●	1,191,812 Class A Ordinary Shares issuable upon exercise of outstanding Series A Convertible Preferred Shares with a nominal value of $0.0035 each (“Series A Preferred Shares”);

●	3,000,360 Class A Ordinary Shares issuable upon exercise of outstanding warrants;

●	2,262 Class A Ordinary Shares issuable upon exercise of outstanding restricted stock units; and

●	431,927 Class A Ordinary Shares issuable upon exercise of outstanding options.

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RISK FACTORS

An investment in the Class A Ordinary Shares involves a high degree of risk. You should carefully consider the information set forth under Item 3.D. “Risk Factors” of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on May 9, 2025, which is incorporated by reference herein except to the extent that the risk factors stated therein are amended, restated or updated hereby, and in other filings we make with the SEC, before purchasing the Class A Ordinary Shares. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or may incorporate by reference, and any prospectus supplement or documents incorporated by reference herein or therein may contain or incorporate by reference, forward-looking statements within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), that are based on our management’s beliefs and assumptions and on information available to us on the date of such statements. All statements other than statements of historical facts are forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and growth strategies;

●	our future prospects and market acceptance of products and services;

●	our future business development, financial condition and results of operations;

●	changes in our revenue, costs or expenditures;

●	our expectations regarding the demand for, and market acceptance of, our products and services;

●	general economic and business conditions in the markets in which we operate;

●	growth and competition in the markets in which we operate;

●	relevant government policies and regulations relating to our business and industry;

●	our ability to obtain additional financing when and if needed; and

●	the assumptions underlying or related to any of the foregoing.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Factors that may cause actual results to differ materially from current expectations include, among other things, those referred to under the heading “Risk Factors” and elsewhere in this prospectus, the other documents incorporated by reference herein and under a similar heading in any applicable prospectus supplement, and the risks detailed from time to time in our future SEC reports or registration statements. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus and any applicable prospectus supplement and documents incorporated by reference herein relate only to events or information as of the date they are made. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

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USE OF PROCEEDS

We are registering the Registrable Securities pursuant to the December 2025 Letter Agreement and the resale registration provisions contained in the December 2025 Warrant. Accordingly, we are not selling any securities under this prospectus and will not receive any proceeds from the sale of any Registrable Securities. Notwithstanding the foregoing, we may receive proceeds upon any cash exercise of the December 2025 Warrant. If the warrant was exercised in full for cash at its exercise price on the date of this prospectus, we would receive aggregate gross proceeds of approximately $62,858. We intend to use such proceeds, if and when received, for working capital and general corporate purposes. Notwithstanding the foregoing, as of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive from any exercise of the December 2025 Warrant. Accordingly, we will retain broad discretion over the use of these proceeds.

The December 2025 Warrant also provides for exercise on a cashless basis if there is no effective registration statement registering, or the prospectus is not available for, the resale of Class A Ordinary Shares underlying the December 2025 Warrant. To the extent that the December 2025 Warrant is exercised on a cashless basis, we would not receive any proceeds from such exercise.

Under the Stock Purchase Agreement, dated as of November 18, 2024 (the “QIND Purchase Agreement”), among the Company, Quality Industrial Corp., a Nevada corporation (“QIND”), Ilustrato Pictures International Inc., a Nevada corporation, and certain other stockholders of QIND, the Company is required to use commercially reasonable efforts to raise at least $5,000,000 in one or more financing transactions (“Purchaser Financing”). 50% of the proceeds from the Purchaser Financing will be set aside and made available expressly for QIND to use for its working capital and corporate needs and the remaining 50% of such funds will be set aside and made available expressly for the businesses of the Company existing immediately prior to the closing under the QIND Purchase Agreement to use for their working capital and corporate needs. To split the net proceeds of the Purchaser Financing as described above, the Company is required to make loans of one-half of the net proceeds (or such lesser amount as agreed to by the parties in writing) to QIND, which loans will be (i) forgiven upon the conversion of the Series A Preferred Shares or (ii) repaid if the transactions contemplated by the QIND Purchase Agreement are unwound in accordance with the terms of the QIND Purchase Agreement. The Company and QIND are required to cooperate to structure such allocation of proceeds and the use of such proceeds on a mutually agreeable basis. The Company is required to utilize its portion of the net proceeds of the Purchaser Financing to pay off any indebtedness for borrowed money, accounts payable and other liabilities. To the extent that any proceeds received from the cash exercise of the December 2025 Warrant are subject to the requirements of the Purchaser Financing, then they will be required to be used in accordance with the requirements described above.

The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Registrable Securities covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants. See “Plan of Distribution”.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our Class A Ordinary Shares. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our Class A Ordinary Shares in the near future. We may also enter into credit agreements or other agreements or arrangements in the future that will restrict our ability to declare or pay cash dividends on our Class A Ordinary Shares. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

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DECEMBER 2025 LETTER AGREEMENT AND DECEMBER 2025 WARRANT

On December 31, 2025, the Company entered into the December 2025 Letter Agreement with Bevilacqua, pursuant to which the Company issued the December 2025 Warrant in consideration for the partial settlement of the Company’s obligation to pay Bevilacqua’s fees for the services provided for under the December 2025 Letter Agreement.

December 2025 Letter Agreement

Under the December 2025 Letter Agreement, the Company agreed that the Company was obligated to pay Bevilacqua $395,502.28 for services rendered to the Company through November 30, 2025 by BPLLC (the “Outstanding Fees”). The December 2025 Letter Agreement provides that Bevilacqua will deduct $200,000 from the Outstanding Fees in exchange for the December 2025 Warrant.

December 2025 Warrant

See “Description of Securities – December 2025 Warrant” for a description of the December 2025 Warrant.

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DESCRIPTION OF SECURITIES

A description of our securities is included in Exhibit 2.13 to the Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on May 9, 2025, which is incorporated by reference herein, and supplemented as follows.

July 2025 Reverse Share Split

On July 11, 2025, we implemented a one-for-thirty-five (1:35) share consolidation of our Class A Ordinary Shares (the “July 2025 Reverse Share Split”), under which every thirty-five (35) issued and outstanding or authorized and unissued Class A Ordinary Shares with a nominal value of $0.0001 were automatically combined and converted into one (1) Class A Ordinary Share with a nominal value of $0.0035. Immediately following the implementation of the July 2025 Reverse Share Split, the Company implemented an increase of its authorized share capital such that the Company remained authorized to issue 100,000,000 Class A Ordinary Shares. No fractional shares were issued in connection with the July 2025 Reverse Share Split; instead, any fractional shares resulting from the split were rounded up to the nearest whole share. The purpose of the July 2025 Reverse Share Split was to increase the per-share trading price of our Class A ordinary shares and to comply with Nasdaq’s listing requirements.

General

The Company is a public limited company organized and existing under the laws of Ireland. The Company was formed on April 3, 2020 as a private limited company under the name Dolya Holdco 3 Limited, incorporated in Ireland. On July 14, 2020, the Company effected a change of name to Fusion Fuel Green Limited. On October 2, 2020, the Company converted into a public limited company incorporated in Ireland under the name “Fusion Fuel Green PLC”. The Company’s affairs are governed by the Company’s Memorandum and Articles of Association, the Irish Companies Act, and the corporate law of Ireland.

Authorized share capital. The authorized share capital of the Company is $351,212.50 divided into 100,000,000 Class A Ordinary Shares with a nominal value of $0.0035 each (“Class A Ordinary Shares”), 2,125,000 Class B Ordinary Shares with a nominal value of $0.0001 each (“Class B Ordinary Shares”), and 10,000,000 preferred shares with a nominal value of $0.0001 each (“preferred shares”), of which 4,171,327 have been designated as Series A Convertible Preferred Shares with a nominal value of $0.0001 each (“Series A Preferred Shares”), and €25,000 divided into 25,000 deferred ordinary shares with a nominal value of €1.00 each. As of the date of the Annual Report, all outstanding Class B Ordinary Shares were converted to Class A Ordinary Shares on December 5, 2022. Therefore, all rights of the Class B Ordinary Shares described below or elsewhere in the Annual Report are not applicable.

The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of our shareholders, referred to under Irish law as an “ordinary resolution”. Our authorized share capital may be divided into shares of such nominal value as the resolution shall prescribe. At the Company’s extraordinary general meeting held on November 6, 2025, the shareholders approved the increase of our authorized share capital by the creation of such further number of Class A Ordinary Shares as the board of directors may determine, provided that such further number of Class A Ordinary Shares shall be not less than 100,000 Class A Ordinary Shares and not more than 1,000,000,000 Class A Ordinary Shares, with such increase to be implemented at such time as the board of directors of the Company may in its absolute discretion determine.

Allotment/issue of shares. As a matter of Irish law, the directors of a company may allot new shares without shareholder approval once authorized to do so by the Constitution of the company or by an ordinary resolution adopted by its shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by shareholders by an ordinary resolution. The Constitution authorized our board of directors to issue new shares of the Company without shareholder approval until December 31, 2023 (unless previously revoked by the shareholders of the Company in general meeting). This authorization was extended to December 31, 2024 by approval of the shareholders at the Company’s annual general meeting held on September 29, 2023 as to up to the aggregate nominal amount of $295.30 (2,952,994 ordinary shares (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary shares of the Company as of August 31, 2023 (being the last practicable date before the Notice of 2023 Annual General Meeting of Shareholders)), with such authority expiring on December 31, 2024. This authorization was extended to March 19, 2029 by approval of the shareholders at the Company’s extraordinary general meeting held on March 20, 2024 up to the maximum of our authorized but unissued share capital. At the Company’s annual general meeting held on June 25, 2025, the shareholders approved the extension of this authorization until June 25, 2030, up to the maximum of our authorized but unissued share capital. At an extraordinary general meeting of the Company on November 6, 2025, the shareholders further approved the extension of this authorization until November 6, 2030, up to the maximum of our authorized but unissued share capital that will exist following implementation of the authorized share capital increase by the board as referred to above. The maximum amount of shares in the Company that can be allotted under this authority shall be the amount of the authorized but unissued share capital of the Company.

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Notwithstanding this authority, under the Takeover Panel Act 1997 and the Takeover Rules 2022 (the “Takeover Rules”) our board of directors would not be permitted to issue any of our shares, including preferred shares, during a period when an offer has been made for us or is believed to be imminent unless the issue is (i) approved by our shareholders at a general meeting; (ii) consented to by the Irish Takeover Panel on the basis it would not constitute action frustrating the offer; (iii) consented to by the Irish Takeover Panel and approved in writing by the holders of more than 50% of our shares carrying voting rights and that they would vote in favor of it at a general meeting; (iv) consented to by the Irish Takeover Panel in circumstances where a contract for the issue of the shares had been entered into prior to that period (or prior to any earlier time at which our Board considered the offer to be imminent); or (v) consented to by the Irish Takeover Panel in circumstances where the issue of the shares was decided by our directors prior to that period and either action has been taken to implement the issuance (whether in part or in full) prior to such period or the issuance was otherwise in the ordinary course of business.

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro rata basis, commonly referred to as the statutory preemption right. However, we initially opted out of these preemption rights in the Constitution as permitted under Irish law. The Constitution provided that this opt-out would lapse on December 31, 2023 (unless previously revoked by the shareholders of Fusion Fuel in general meeting). The authorization to opt out of the statutory preemption right may be granted for a maximum period of five years, at which point it must be renewed by a resolution approved by not less than 75% of the votes of our shareholders cast at a general meeting (referred to under Irish law as a “special resolution”). If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of the Company pro rata to their existing shareholdings before the shares can be issued to any new shareholders. At the Company’s annual general meeting held on September 29, 2023, the opt-out was renewed as to up to an aggregate nominal amount of $295.30 (2,952,994 ordinary shares (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary shares of the Company as of August 31, 2023 (being the last practicable date before the Notice of 2023 Annual General Meeting of Shareholders)), with such authority expiring on December 31, 2024. The opt-out was renewed and extended to March 20, 2029 by approval of the shareholders at the Company’s extraordinary general meeting held on March 20, 2024 up to the maximum of our authorized but unissued share capital. At the Company’s annual general meeting held on June 25, 2025, the shareholders approved the extension and renewal of this opt-out until June 25, 2030, up to the maximum of our authorized but unissued share capital. At an extraordinary general meeting of the Company on November 6, 2025, the shareholders further approved the extension and renewal of this opt-out until November 6, 2030, up to the maximum of our authorized but unissued share capital that will exist following implementation of the authorized share capital increase by the board as referred to above. The statutory preemption rights do not apply where shares are issued for non-cash consideration and do not apply to the issue of shares, which as respects dividends and capital, carry a right to participate only up to a specified amount in a distribution and/or to an issue of shares which are held by a person who acquired them in pursuance of an employees’ share scheme, or, in the case of shares which have not been allotted, are to be allotted in pursuance of such a scheme.

December 2025 Warrant

The December 2025 Warrant may be exercised to purchase 71,429 Class A Ordinary Shares at an exercise price of $0.88 per share. The December 2025 Warrant may be exercised on a cashless basis. The December 2025 Letter Agreement provides that if the Company has outstanding unpaid legal fees due and owing to Bevilacqua, then Bevilacqua may credit all or a portion of such fees, as applicable, to the payment of the exercise price. The December 2025 Warrant provides certain demand registration rights.

The holder of the December 2025 Warrant may not sell, transfer, or otherwise dispose of any warrant shares acquired upon exercise of the December 2025 Warrant if such sale, transfer, or disposition would cause the total volume of Class A Ordinary Shares sold by the holder on any single trading day to exceed ten percent (10%) of the aggregate trading volume of the Class A Ordinary Shares on its primary trading market for that trading day. This restriction is intended to prevent market disruption and applies to all sales or other dispositions by the holder, whether effected through open-market transactions or otherwise.

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SELLING SHAREHOLDER

This prospectus covers the resale or other disposition by the Selling Shareholder of the Registrable Securities. The Selling Shareholder listed in the table below may from time to time offer and sell any or all of the Registrable Securities set forth below pursuant to this prospectus. When we refer to the “Selling Shareholder” in this prospectus, we refer to the person listed in the table below and the permitted transferees that hold any of the Selling Shareholder’s interest in Registrable Securities after the date of this prospectus.

The following table sets forth certain information concerning the Registrable Securities that may be offered from time to time by the Selling Shareholder pursuant to this prospectus. The number of Registrable Securities beneficially owned by the Selling Shareholder has been determined in accordance with SEC rules, which deem a person to own any shares over which the person has sole or shared voting or investment power. Percentage ownership is based on 2,345,718 Class A Ordinary Shares outstanding as of February 5, 2026. In calculating the number of shares beneficially owned by, and the percentage ownership of, any person, we treat as outstanding the December 2025 Warrant Shares that are currently exercisable even though those shares are not deemed outstanding when computing the percentage ownership of any other person. We have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. We believe that the Selling Shareholder listed in the table exercises sole voting and investment power over the shares shown as beneficially owned.

The Selling Shareholder identified below may have sold, transferred or otherwise disposed of all or a portion of their securities included in the table below in transactions exempt from the registration requirements of the Securities Act. Any changed or new information provided to us by the Selling Shareholder, including regarding the identity of, and the securities held by, each of the Selling Shareholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus forms a part, if and when necessary. A Selling Shareholder may sell all, some or none of such securities in this offering. See “Plan of Distribution”. For purposes of this table, we have assumed that the Selling Shareholder will have sold all of the securities covered by this prospectus upon the completion of the offering.

The Selling Shareholder do not have, and within the past three years have not had, any position, office or other material relationship with us.

Name of Selling Shareholder	Class A Ordinary Shares Owned Prior to Offering(1)		Beneficial Ownership (%)	Maximum Class A Ordinary Shares Offered Hereby		Class A Ordinary Shares Owned After Offering(2)	Beneficial Ownership (%)
Bevilacqua PLLC(3)	78,715	(4)	3.3%	71,429	(5)	7,286	*

* Represents beneficial ownership of less than 1% of our outstanding Class A Ordinary Shares.

(1)	Beneficial ownership prior to this offering is based on 2,345,718 Class A Ordinary Shares outstanding as of February 5, 2026 and 2,417,1477 Class A Ordinary Shares outstanding after this offering assuming the sale of all Registrable Securities offered hereby.

(2)	Assumes the sale of all shares being offered pursuant to this prospectus.

(3)	The business address of Bevilacqua PLLC is 1050 Connecticut Ave., NW, Ste. 500, Washington, DC 20036-5304. Louis A. Bevilacqua is the Managing Member of Bevilacqua PLLC and has voting and investment power over the shares held by it. Mr. Bevilacqua disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any, in such shares. Bevilacqua PLLC is outside counsel to the Company.

(4)	Consists of (i) 7,286 Class A Ordinary Shares Class A Ordinary Shares, and (ii) 71,429 Class A Ordinary Shares issuable upon exercise of the December 2025 Warrant.

(5)	71,429 Class A Ordinary Shares issuable upon exercise of the December 2025 Warrant.

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PLAN OF DISTRIBUTION

The Selling Shareholder may, from time to time, dispose of all or a portion of the Class A Ordinary Shares covered by this prospectus directly or through one or more underwriters, broker-dealers or agents.  If any Class A Ordinary Shares are sold through underwriters, broker-dealers or agents, the Selling Shareholder will bear the underwriting discounts or commissions or any agent’s commissions.  Sales of Registrable Securities may occur in one or more transactions (which may include crosses or block trades) at fixed prices, at prevailing market prices, at prices determined at the time of sale or at negotiated prices, and may be effected by means that include:

●	any national securities exchange or quotation service on which our Class A Ordinary Shares are then listed or quoted, including Nasdaq;

●	the over-the-counter market;

●	transactions otherwise than on these exchanges, quotation systems or the over-the-counter market;

●	ordinary brokerage transactions, including transactions in which a broker-dealer solicits purchasers;

●	block trades in which a broker-dealer acts as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales, including the settlement of short sales and the delivery of Registrable Securities to close out short positions or return borrowed shares;

●	transactions executed through broker-dealers that agree with a Selling Shareholder to sell a specified number of Registrable Securities at a stipulated price per share;

●	the writing or settlement of options, swaps, caps, collars, forward-sale contracts or other hedging or derivative transactions, whether such instruments are listed on an options exchange or traded privately;

●	to or through one or more underwriters or dealers in a public offering, whether individually or through an underwriting syndicate led by one or more managing underwriters;

●	through agents acting on a best-efforts basis for the period of their appointment;

●	a combination of any of the foregoing methods; or

●	any other method permitted by applicable law.

The Selling Shareholder may also sell Registrable Securities pursuant to Rule 144 or another exemption from registration under the Securities Act, if available, rather than under this prospectus, and may transfer Registrable Securities by other means not described herein. It may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Registrable Securities, or it may loan, pledge or otherwise encumber such securities; upon a default, the pledgees or secured parties may offer and sell the pledged Registrable Securities under this prospectus.

If underwriters participate in the sale of any Registrable Securities, such registrable securities will be acquired by the underwriters for their own accounts and may be resold in one or more of the transactions described above. Registrable Securities may be offered to the public through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If a dealer is used, the dealer may purchase the shares as principal and resell them at prices determined by the dealer at the time of resale. We will identify each underwriter, dealer, or agent in the applicable prospectus supplement and describe any compensation, discounts or commissions they receive. Any such underwriters, dealers, or agents may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, or commissions they receive and any profit they realize on resale of the shares may be deemed to be underwriting discounts or commissions.

Underwriters, dealers and agents may be entitled to indemnification or contribution from the Selling Shareholder and/or us against certain civil liabilities, including liabilities under the Securities Act.

The Selling Shareholder and any other persons participating in the distribution of Registrable Securities will be subject to the provisions of the Exchange Act and its regulations, including Regulation M, which may restrict certain activities and affect the marketability of the shares. In particular, persons engaged in the distribution may not simultaneously engage in market-making activities with respect to the Registrable Securities for the applicable restricted period. We have provided each Selling Shareholder with a copy of this prospectus and informed them of the need to deliver a copy of this prospectus, as supplemented or amended, to each purchaser at or prior to the time of sale in compliance with Rule 172 under the Securities Act.

The Selling Shareholder will be responsible for transfer agent fees, DTC fees, and broker’s commissions related to the transactions.

Our Class A Ordinary Shares are currently listed on The Nasdaq Capital Market under the symbol “HTOO”. Once sold under this prospectus, the Registrable Securities will be freely tradable by persons other than our affiliates, subject to applicable securities laws.

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EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the Registrable Securities being registered for resale hereby and the offer and sale of the Registrable Securities by the Selling Shareholder. With the exception of the SEC registration fee, all amounts are estimates.

Amount
SEC registration fee	$32.26
Accounting fees and expenses	50,000
Transfer agent fees	10,000
State securities and blue sky laws compliance	2,500
Miscellaneous	5,000
TOTAL	$67,532.26

LEGAL MATTERS

Bevilacqua is acting as counsel in connection with the registration of our securities under the Securities Act and will pass upon certain legal matters for us with respect to the offering of our securities. Arthur Cox LLP, Dublin, Ireland, will pass upon the validity of the securities offered in this prospectus and on matters of Irish law.

As of the date of this prospectus, Bevilacqua PLLC holds the December 2025 Warrant and 7,286 Class A Ordinary Shares, which it received upon cashless exercise of a warrant at an exercise price of $0.14 per share. Bevilacqua received these securities as partial consideration for legal services.

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EXPERTS

The consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2024 have been incorporated by reference herein and in the registration statement in reliance upon the report of Bush & Associates CPA LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2024 contains an explanatory paragraph that states that the Company’s operating losses raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated financial statements of the Company as of December 31, 2023, and for each of the years in the two-year period ended December 31, 2023, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of QIND as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been incorporated by reference herein and in the registration statement in reliance upon the report of Bush & Associates CPA LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2023 and 2022 consolidated financial statements of QIND contains an explanatory paragraph that states that QIND’s recurring losses from operations and net capital deficiency for the period ended December 31, 2023 raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

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INDEMNIFICATION

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our constitution, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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ENFORCEMENT OF CIVIL LIABILITIES

We were incorporated under the laws of Ireland. Some of our directors and officers reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because most of our assets, and some of the assets of our directors and officers, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States. It also may be difficult for an investor, or any other person or entity, to assert United States securities laws claims in original actions instituted in Ireland.

In addition, it may not be possible to enforce court judgments obtained in the United States against us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. The United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters.

The following requirements must be met before a judgment of a U.S. court will be deemed to be enforceable in Ireland:

●	the judgment must be for a definite sum;

●	the judgment must be final and conclusive; and

●	the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse enforcement if the U.S. judgment was obtained by fraud, if the judgment violates Irish public policy, if the judgment is in breach of natural or constitutional justice or if it is irreconcilable with an earlier foreign judgment. There is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

Foreign judgments enforced by Irish courts generally will be payable in euros. An Irish court hearing an action to recover an amount in a non-Irish currency will render judgment for the equivalent amount in Irish currency.

Our agent for service of process in the United States is CT Corporation System, 28 Liberty Street, New York, NY 10005, (212) 894-8940.

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MATERIAL CHANGES

Except as otherwise disclosed in this prospectus, there have been no reportable material changes that have occurred since December 31, 2024, and that have not been described in a report on Form 6-K furnished under the Exchange Act and incorporated by reference into this prospectus.

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WHERE YOU CAN FIND MORE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE

Available Information

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, the exhibits filed therewith or the documents incorporated by reference therein. For further information about us and the securities offered hereby, reference is made to the registration statement, the exhibits filed therewith, and the documents incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We are required to file reports and other information with the SEC pursuant to the Exchange Act, including annual reports on Form 20-F and reports on Form 6-K.

The SEC maintains a website that contains reports and other information regarding issuers, like us, that file electronically with the SEC. The address of the website is www.sec.gov. The information on our website (www.fusion-fuel.eu), other than our SEC filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the information contained in the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act, except for information “furnished” to the SEC which is not deemed filed and not incorporated by reference into this prospectus (unless otherwise indicated below), until the termination of the offering of securities described in the applicable prospectus supplement:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on May 9, 2025;

●	the Company’s Reports on Form 6-K (and any amendments thereto on Form 6-K/A) furnished to the SEC on January 3, 2025, January 13, 2025, January 13, 2025 (other than Exhibit 99.1 thereto), January 13, 2025 (other than Exhibit 99.1 thereto), January 14, 2025, January 27, 2025, February 24, 2025, February 27, 2025 (other than Exhibit 99.1 thereto), March 3, 2025, March 10, 2025 (other than Exhibit 99.7 and Exhibit 99.8 thereto), May 12, 2025, May 16, 2025, July 23, 2025 (other than Exhibit 99.1 thereto), June 4, 2025 (other than Exhibit 99.2 thereto), June 25, 2025 (other than Exhibit 99.1 thereto), July 10, 2025 (other than Exhibit 99.1 thereto), July 23, 2025, July 28, 2025, July 30, 2025, August 5, 2025, September 10, 2025, October 14, 2025, November 7, 2025 (other than Exhibit 99.1 thereto), November 28, 2025, December 5, 2025 and January 8, 2026; and

●	the description of the Company’s securities contained in the Company’s Registration Statement on Form 8-A (File No. 001-39789) filed with the SEC on December 9, 2020, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future annual reports on Form 20-F we file with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities by means of this prospectus, and any future reports of foreign private issuer on Form 6-K we furnish with the SEC during such period that are identified in such reports as being incorporated by reference into this prospectus.

Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents incorporated by reference have been modified or superseded. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

We will provide without charge to any person (including any beneficial owner) to whom this prospectus is delivered, upon oral or written request, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (except for exhibits to those documents unless a document states that one of its exhibits is incorporated into the document itself). Such request should be directed to: Fusion Fuel Green PLC, 9 Pembroke Street Upper, Dublin D02 KR83, Ireland, and telephone number +353 1 961 9350.

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